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                                 EXHIBIT 99.1
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                      Press Release Dated October 4, 1995
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                                                                    EXHIBIT 99.1
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[Logo of Commercial Federal here]
                                                                    News Release


Date:          October 4, 1995

Contact:       Stan R. Blakey
               Vice President and Director of Investor Relations
               (402) 390-6553


FOR IMMEDIATE RELEASE
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             COMMERCIAL FEDERAL ESTABLISHES A CASH DIVIDEND POLICY

     Omaha, Nebraska (October 4, 1995) - Commercial Federal Corporation (NYSE:
CFB) today announced that its Board of Directors has established a policy to pay quarterly cash dividends to shareholders. The initial dividend payment of $.10 per share will be made on October 31, 1995, to shareholders of record as of October 16, 1995.

     "Commercial Federal is very pleased to be able to institute a dividend payment policy for our shareholders," said Chairman of the Board and Chief Executive Officer William A. Fitzgerald. "This action by the Board of Directors reflects the Company's increasing operating earnings and improving capital base."

     While the Board of Directors has formally adopted this policy, the future payment of dividends is dependent on the Company's financial condition, earnings, equity, capital needs and economic conditions.

                                    -more-

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     Commercial Federal Corporation is the parent company of Commercial Federal
Bank, a $6.6 billion federal savings bank which operates 91 retail branches in Nebraska, Colorado, Kansas and Oklahoma. The Company is currently awaiting regulatory approval on its acquisition of Conservative Savings Corporation which will add nine retail branches--seven in Nebraska and one each in Kansas and Iowa--and approximately $196 million in deposits to Commercial Federal's franchise. In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     Commercial Federal Corporation's common stock trades on the New York Stock Exchange under the symbol "CFB."